EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES PRELIMINARY RESULTS
FOR SECOND QUARTER FISCAL 2008

CHANDLER, Arizona – October 8, 2007  – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today announced its preliminary financial results for the second quarter of fiscal 2008 ending September 30, 2007.  Microchip expects net sales to be approximately $258 to $259 million, which is down approximately 2.0% sequentially from net sales of $264.1 million in the first quarter of fiscal 2008.  Earnings per diluted share on a GAAP basis is expected to be approximately 35 cents, and earnings per diluted share on a non-GAAP basis, excluding the effect of share-based compensation, is expected to be approximately 38 cents.  For the September quarter of fiscal 2008, Microchip expects to be able to sustain near record level gross margins of approximately 60.4%.

“Our business results for the September quarter have been adversely impacted by several factors,” said Steve Sanghi, Microchip’s President and CEO.  “Net sales associated with the U.S. housing market continued to be weak, and we also experienced weakness in other segments of our consumer-related business.”

“Geographically, net sales in both the Americas and Asia were below our expectations.  We believe that weakness in Asia is tied to U.S. multinational companies who manufacture at Asian subcontractors.  Europe, although down sequentially, met our expectations based on the normal seasonal trends for the region,” Mr. Sanghi continued.

Mr. Gordon Parnell, Microchip’s Chief Financial Officer said, “We expect days of inventory to increase based on these revenue levels.  Days of inventory at September 30 are expected to be approximately 112 days, up 5 days from overall inventory levels as of the end of June.”

Mr. Sanghi added, “Our book-to-bill ratio for the September quarter was 0.94, leading our business into a more seasonally challenging period in the December quarter.  While we are not in a position to give specific guidance at this point, we expect that December net sales will be sequentially down.  Based on the current level of uncertainty in the consumer segment of the business, we expect that the range of our guidance will be wider than our typical level.”

Mr. Sanghi continued, “Our fundamental business model is still intact.  We expect our gross margin for the September quarter to be sustained at approximately 60.4%.  We continue to execute our strategic plan with substantial progress made in 16-bit microcontrollers and analog products.  During the September quarter, we introduced 9 new products in 16-bit microcontrollers, and now have 101 products in production.  We also expect 16-bit microcontroller revenue to be sequentially up in both the September and December quarters.”

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“While we are facing the headwind in the U.S. housing and consumer segments, we are executing on other ways to create shareholder value.  We expect to maintain our quarterly increase in dividends.  We also purchased 4 million shares of Microchip stock last quarter against our 11.5 million stock buy-back authorization, and we are prepared to purchase more shares opportunistically,” Mr. Sanghi concluded.

Conference Call Information:

Microchip will host a conference call today, October 8, 2007 at 2:30 p.m. (Pacific Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until October 15, 2007.

A telephonic replay of the conference call will be available at approximately 5:30 p.m. (Pacific Time) October 8, 2007 and will remain available until 5:00 p.m. (Pacific Time) on Monday, October 15, 2007.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 9897104.

Microchip plans to announce its financial results for the second quarter of fiscal 2008 after market close on Tuesday, October 23, 2007.  Microchip will include a reconciliation of its GAAP and non-GAAP results as part of such announcement.

Cautionary Statement:

The statements in this release relating to our net sales and GAAP and non-GAAP earnings per share guidance for the quarter ending September 30, 2007, our ability to sustain gross margins of approximately 60.4%, continued weakness in net sales associated with the U.S. housing market, weakness in Asia tied to U.S. multinational companies, days of inventory

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guidance, our belief that the December quarter will be challenging, uncertainty in the consumer segment of our business, net sales being sequentially down in the December quarter, range of guidance being wider, gross margin guidance, continuing to execute our strategic plan, 16-bit microcontroller revenue guidance for the September and December quarters, our ability to create shareholder value, maintaining quarterly increases in dividend, and repurchasing Microchip stock are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; the completion of our customary quarterly closing and review procedures; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this October 8, 2007 press release, or to reflect the occurrence of unanticipated events.

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About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo are registered trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries.

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